EvergreenBancorp, Inc. Announces New Board Member

Seattle, WA —(MarketWire) — 02/16/07 — EvergreenBancorp Inc. (OTCBB:EVGG) a bank holding company headquartered in Seattle, Washington announced today that Dr. Joseph M. Phillips has joined its Board of Directors.

Phillips is the Dean of the Albers School of Business and Economics for Seattle University. He graduated with a B.A. in economics from LaSalle University and received his M.A. and Ph.D. from the University of Notre Dame.

“We are delighted that Joe has joined the board,” said Gerry Hatler, EvergreenBancorp President and CEO. “As a highly respected member of our business and academic communities his insight and guidance will be a tremendous asset to our Company and shareholders.”

Active in the Seattle community, Phillips serves on the Board of Directors of Junior Achievement of Greater Puget Sound and the Accounting Career Awareness Program. In addition, he serves as President of the Western Association of Collegiate Schools of Business.

EvergreenBancorp’s wholly owned subsidiary EvergreenBank was founded in 1971 and is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The bank is an award-winning institution, named as one of the “best companies to work for” by Washington CEO magazine, as well as “best rated bank service” by Consumer Checkbook Magazine. It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services.

EvergreenBancorp’s stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.EvergreenBancorp.com to learn more.

Contact:
Gordon Browning
Executive Vice President and CFO
EvergreenBancorp, Inc.
206/749-7350